Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

Fax: 631.404.3899

www.medical-action.com

July 7, 2011

RE: Notice Concerning Prohibition on Insider Trades During Pension Fund Blackout Period

This letter provides you with important information regarding the prohibition on trading equity securities acquired in connection with your service or employment as a director or executive officer.

Over the next few weeks, we will be transitioning the Medical Action Industries Inc. 401(k) (the “Plan”) investment, trustee, and recordkeeping services to Fidelity Investments®. As a result of the change in the Plan administrator, there will be a period of time when Plan participants will be unable to access their accounts to direct or diversify their investments, obtain a loan from the Plan, or obtain a distribution from the Plan. This time when Plan participants cannot access their Plan accounts is called a “Blackout Period.” The Blackout Period will begin June 27, 2011 and is expected to end on or before August 10, 2011.

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR under the Securities Exchange Act of 1934, as amended, (“Regulation BTR”) a director or executive officer may not trade any equity security (including derivative securities) during any Blackout Period if the equity security was acquired in connection with his or her service or employment as a director or executive officer of our company. Moreover, any sale or other transfer of our equity securities by a director or executive officer during a Blackout Period will be treated by the Securities and Exchange Commission as a transaction involving an equity security acquired in connection with service or employment as a director or executive officer, unless the director or executive officer establishes by specific identification of securities that the transaction did not involve such an equity security.

You are receiving this notice because you are a director or executive officer of our company and, as such, Section 104 of Regulation BTR requires that you receive notice of your inability to trade our equity securities acquired in connection with your service or employment as a director or executive officer during the Blackout Period.

If you have any questions concerning the prohibition on insider trades during the Blackout Period described in this notice, you should contact me at 631-404-3736.

Sincerely,

Laurie Darnaby, SPHR

VP of Human Resources

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